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                                                             Exhibit 10.6(c)(ii)

                          AGREEMENT AND GENERAL RELEASE

         On this 15 day of December, 2000, Applied Graphics Technologies, Inc. ("AGT" or the "Company") and Derek Ashley ("Employee"), agreed on terms and conditions as set forth below:

         1. (a) Employee resigned as Chief Executive Officer, Chief Operating Officer, Vice Chairman, and as a member of the Company's Board of Directors and as an officer and director of the Company's subsidiaries effective November 30, 2000. Notwithstanding the foregoing, in order to assist in a transition Employee will continue to be employed by the Company through January 12, 2001. During this transition period, Employee will make himself available to perform whatever duties are reasonably requested by the Board of Directors or the Chief Operating Officer. Employee's employment with the Company will terminate effective January 12, 2001 (the "Termination Date").


            (b) Employee will continue to receive his current salary and benefits through the Termination Date.

            (c) Provided that Employee elects continued medical coverage after the Termination Date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for a period up to a maximum of eighteen (18) months, the Company will contribute to the cost of such continued coverage at the same rate and under the same terms and conditions as are applicable to a similarly situated active employee of the Company. The group health benefits contributions by the Company will automatically terminate when the Employee (or the Employee's eligible dependents if such coverage is elected) is covered by a group health plan of a subsequent employer. However, in such event, such coverage may continue at the Employee's own expense in accordance with and subject to the limitations and requirements of COBRA.

            (d) The Company will continue to pay the rent for the apartment located at One West Superior Street, Chicago, Illinois through January 31, 2001.

            (e) Employee will be permitted to utilize the Company's apartment located at 33 Britton Street, London, England through April 12, 2001.

            (f) The Company will reimburse the Employee for the reasonable cost of shipping his belongings from Chicago to London.

            (g) The Company will reimburse Employee for the cost of two round-trip airplane tickets between the United States and London of the same class which Employee customarily flies on Company business.
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            (h) The Company will pay for Arthur Andersen to prepare the
Employee's United Kingdom and United States tax returns for calendar year 2000.

            (i) The Company will use its best efforts to transfer to the Employee his United Kingdom cellular phone including cellular telephone number 011-44-773-007-7777. Employee will be responsible for the payment of all invoices related to telephone calls made after January 12, 2001.

            (j) Company will continue to permit the Employee to utilize the Jaguar, registration number T351APP which he is currently utilizing until the lease expires in May 2002. To the extent the lease permits the lessee to purchase said vehicle when the lease expires, the Company will allow Employee the right to acquire said vehicle at the option price.

            (k) The Employee will be permitted to retain the Company-owned laptop computer which he currently utilizes or, to the extent said computer contains confidential Company information which can not effectively be deleted, the Company may provide Employee with a comparable laptop computer in lieu of said computer.

            (l) To the extent legally permissible, the Company will continue to use its reasonable efforts to support Employee's green-card application in the United States.

            (m) Employee shall not be entitled to any other payments or benefits, except for any rights he may have pursuant to the Stock Option Agreements described in Paragraph 4 herein.

            (n) The Company will include Employee's pay through the Termination Date in the December 29, 2000 payment cycle for payroll.

         2. In exchange for the consideration provided for by this Agreement and General Release, including without prejudice the consideration provided for by Paragraph 1 above, which Employee acknowledges exceeds that to which he would be entitled under any applicable Company plan, policy, or practice:

            (a) Employee, for himself and for his heirs, executors, administrators, and assigns (hereinafter referred to collectively as "Releasor"), forever releases and discharges the Company and any and all of its respective parent corporations, partners, subsidiaries, divisions, affiliated entities, successors and assigns, and any and all of their past and/or present officers, directors, partners, agents and employees (hereinafter referred to collectively as the "Releasees"), from any and all claims, demands, charges, complaints, causes of actions, obligations, promises, agreements, debts, expenses, fees and liabilities of any kind whatsoever, whether known or unknown, foreseen or unforeseen, which Releasor ever had or now has against Releasees by reason of any actual or alleged act, omission, transaction, agreement, practice, policy, conduct, occurrence, or other matter from the beginning of the world up to and including the date of this Agreement and General Release, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, as amended; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, the New York State Human Rights Law, as amended, the New York City Human Rights Law, as amended, and the Illinois Human Rights Act, as amended;
(iii) any claim under the Employee Retirement Income Security Act of 1974, as amended; (iv) any other claim of discrimination in employment (whether based on federal, state or local law, statute, rule, regulation or common law); (v) any claim arising out of Employee's employment with the Company, the terms and conditions of Employee's employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; (vi) any claim for severance pay under any purported severance pay policy, or any claim for other benefits; (vii) any claim under the Employment Agreement between the Employee and the Company dated May 24, 1999 (the "Employment Agreement"); (viii) any purported oral agreement relating to Employee's employment; and (ix) any claim for attorney's fees, costs, disbursements and/or the like.


                  (b) Employee represents, warrants and covenants that he has not and will not, in any way, disparage, discredit, defame or belittle the Company, its employees or products, officers or affiliates or any of their respective parent corporations, partners, subsidiaries, divisions, affiliated entities, successors and assigns, and any and all of their past and/or present officers, directors, partners, agents and employees.


         3. Employee will continue to be bound by the Noncompetition, Nonsolicitation and Confidentiality Agreement annexed as Exhibit A to the Employment Agreement, a copy of which is annexed hereto as Exhibit 1. For purposes of said Noncompetition, Nonsolicitation and Confidentiality Agreement, Employee's termination will be considered to be a resignation and not a termination pursuant to Paragraph 7(b) of the Employment Agreement

         4. The Stock Option Agreements relating to the Non-Qualified Stock Option with a Date of Grant of May 8, 2000 and the Non-Qualified Stock Option with a Date of Grant of May 24, 1999 will continue in full force and effect. Pursuant to Paragraph 7(b) of said Stock Option Agreements, all non-vested Options shall immediately be forfeited as of the Termination Date and all vested Options held by the Employee on the Termination Date shall remain exercisable until the end of the ninety (90) day period following the Termination Date.

         5. The Company forever releases and discharges the Employee and his heirs, executors and administrators from any and all claims, demands, charges, complaints, causes of actions, obligations, promises, agreements, debts, expenses, fees and liabilities of any kind whatsoever, whether known or unknown, foreseen or unforeseen, which the Company ever had or now has against the Employee by reason of any actual or alleged act, omission, transaction, agreement, practice, policy, conduct, occurrence, or other matter from the beginning of the world up to and including the date of this Agreement and General Release; provided, however, that this release of the Employee by the Company shall not apply to any claims arising as a result of any unlawful or fraudulent conduct by the Employee.

         6. Employee represents and warrants that he has not commenced, maintained, prosecuted or participated in any action, suit, charge, complaint or proceeding of any kind against Releasees that is pending in any court or before any administrative or investigative body or agency. To the extent permitted by applicable law, Employee covenants that he shall not at any time hereafter commence, maintain, prosecute, participate in, or permit to be filed by any other person on his behalf, any action, suit, charge, complaint or proceeding of any kind (other than filing for unemployment) against Releasees with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement and General Release.

         7. Employee acknowledges and agrees that any breach by him of the representations, warranties, covenants or agreements set forth herein, including but not limited to Paragraphs 2, 3, or 6 or will cause irreparable harm to the Company. Accordingly, in the event of any such breach, or anticipated breach, the Company shall be entitled to injunctive relief.

         8. If any part, term, or provision of this Agreement and General Release is declared by any court of competent jurisdiction in a final, non-appealable judgment to be illegal, void, unenforceable or invalid, such provision shall have no effect upon, and shall not impair the legality, enforceability or validity of, any other provision of this Agreement and General Release; provided, however, that, upon any finding by such court of competent jurisdiction that a release or waiver of claims or rights, or a covenant provided for by Paragraphs 2, 3, or 6 above, is illegal, void, unenforceable or invalid, Employee agrees to execute a release, waiver and/or covenant that is legal, valid and enforceable to the maximum extent permitted by applicable law.


         9. This Agreement and General Release constitutes the complete understanding between the parties and may not be changed orally. Employee acknowledges that no representative of the Company has made any representation or promise to him concerning the terms and conditions of this Agreement and General Release or the termination of his employment with the Company other than those expressly set forth in this Agreement and General Release. It is understood and agreed that the Employment Agreement is null and void and of no further force and effect. It is understood and agreed that this will not be considered to be a "termination" of the Employment Agreement within the meaning of Paragraph 7(b) therein. Notwithstanding the foregoing, the Noncompetition,
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Nonsolicitation and Confidentiality Agreement attached as Exhibit A to the
Employment Agreement, and Exhibit 1 hereto, will continue in full force and effect.

         10. Employee hereby acknowledges and represents that: (i) the Company has advised him that he should consult with independent legal counsel before executing this Agreement and General Release; and (ii) Employee has carefully read this Agreement and General Release in its entirety, has discussed it or had reasonable opportunity to discuss it with any advisor of his choice, fully understands it, voluntarily assents to all of its terms and conditions and is signing it of his own free will.

         11. This Agreement and General Release shall be governed by, and construed and enforced in accordance with the laws of the State of New York.


                                          APPLIED GRAPHICS TECHNOLOGIES, INC.


                                          By:
-----------------------------                --------------------------------
   Derek Ashley

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                                    EXHIBIT A

                         Noncompetition, Nonsolicitation
                          and Confidentiality Agreement



In consideration for the agreement of Applied Graphics Technologies, Inc., ("AGT") to employ Derek Ashley ("Employee") as Vice Chairman and COO, (the "Employment Agreement") Employee hereby agrees as follows:

         1. In this Agreement, the term AGT includes Applied Graphics Technologies, Inc., as well as all of its parents, subsidiaries and affiliates.

         2. Employee acknowledges that he will be furnished, or may otherwise receive or have access to, private information which relates to AGT's past, present or anticipated customer lists or other compilations for marketing or development, or which relates to administrative, management, financial, marketing, sales or manufacturing activities of AGT and that such information is not easily accessible from public sources. All such information, including any materials or documents containing such information, shall be considered by AGT and Employee as proprietary and confidential ("Proprietary Information").

         3. Both during and forever after the term of the Employment Agreement, Employee agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, Employee shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of AGT, without a need to know, (ii) remove Proprietary Information from AGT's premises without valid business purpose, or (iii) use Proprietary Information for his own benefit or for the benefit of any third party.

         4. Employee acknowledges and agrees that all Proprietary Information used or generated during the course of working for AGT is the property of AGT. Employee agrees to deliver to AGT all documents and other tangibles (including diskettes and other storage media) containing Proprietary Information, including all copies of such documents or tangibles, immediately upon notice of the termination of his employment with AGT.

         5. While working for AGT and for one year following termination of his employment from AGT for any reason, Employee will not attempt, either directly or indirectly, to solicit, induce, entice or attempt to influence any employee of AGT to leave AGT's employ or directly or indirectly hire or cause any other entity to hire any person who has been an AGT employee in the 12 months preceding the contact.

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6.       Noncompetition

         a. Employee acknowledges that his agreement to forego competition with AGT was a material inducement to AGT to employ him. Employee also acknowledges that he will acquire much Proprietary Information concerning AGT's financial status, current and future marketing and advertising strategies, pricing, and other confidential information as the result of his employment and that such information is not easily accessible from other sources. Employee further acknowledges that the businesses in which AGT engages, including but not limited to pre-press and digital archiving are very competitive; that competition by him in those businesses during his employment, or after his employment terminates, would severely injure AGT; and that his agreements herein are demonstrably necessary to protect those legitimate interests.

         b. During the term of his employment with AGT, Employee (i) will devote all his professional and business time and effort to and give undivided loyalty to AGT and (ii) will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with AGT, nor directly or indirectly solicit or in any other manner work for or assist any business which is competitive with AGT.

         c. The "Restricted Period" shall mean the period beginning on the Commencement Date of the Employment Agreement and ending on the later of the second anniversary thereof or six months after Employee's employment is terminated. Notwithstanding the foregoing, the Restricted Period shall terminate immediately if the Employee's employment is terminated pursuant to Paragraph 7(b) of the Employment Agreement. During the Restricted Period, Employee shall not, whether alone or in association with any other person, directly or indirectly (i) engage in any business in the Specified Areas that is competitive with any aspect of the business that is being conducted or planned by AGT at the time Employee's employment with AGT terminates; or (ii) have any interest or association (including, without limitation, as a shareholder, partner, director, officer, employee, consultant, sales representative, supplier, distributor, agent or lender) in or with any person engaged in a business in the Specified Areas that Employee is prohibited from engaging in pursuant to clause (i) above; provided however, that the foregoing shall not prohibit Employee from owning securities of any publicly traded company that is engaged in any such business as long as Employee does not own at any time 5% or more of any class of the equity securities of such company.

For purposes of the foregoing, the "Specified Areas" means each state or country in which AGT makes any sales or performs any services during the 12 month period preceding the date on which Employee's employment with AGT terminates.

         d. If any provision of this Agreement is determined by a court to be overly broad thereby making the provision unenforceable, Employee agrees that such court shall substitute a reasonable, judicially enforceable limitation in place of the invalid part of the provision and that as so modified the provision shall be as fully enforceable as if set forth herein in the modified form. If it is not possible to restate the provision in a valid or legal manner, then that invalid or illegal portion shall be deemed not a part of the Agreement and the remaining provisions shall remain in full force and effect.

     7. Employee acknowledges and agrees that:

            a. (i) his contractual obligations under paragraphs 3, 4, 5, and 6 hereof have a unique and very substantial value to AGT, (ii) he has sufficient assets and other skills to provide a reasonable livelihood for himself while such paragraphs are in force, and (iii) he is subject to immediate dismissal by AGT for any breach of those provisions and that such dismissal shall not relieve him from his continuing obligations under this Agreement or from the imposition by a court of any judicial remedies, such as money damages or equitable enforcement of those provisions.

            b. the terms and provisions of this Agreement are applicable to all information and materials developed for, received from or any advice provided to, AGT prior to or after the signing of this Agreement; and

            c. the termination of his employment with AGT for any reason, shall not relieve him from complying with the undertakings and agreements contained herein, which call for performance prior or subsequent to the termination date, including, but not limited to those undertakings and agreements set forth in paragraphs 3, 4, 5 and 6 hereof.

            d. in the event of his breach of any of the undertakings or agreements set forth in paragraphs 3, 4, 5, and 6 of this Agreement, AGT shall have the right to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain him from violating such undertakings or agreements or to compel him to perform such undertakings or agreements. Nothing herein contained shall in any way limit or exclude any and all other rights granted by law or equity to AGT.

     8. No act or failure to act by AGT will waive any right contained herein. Any waiver by AGT must be in writing and signed by the Chairman of AGT to be effective.

     9. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court or other authority with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect. If it is not possible to restate the provision in a valid or legal manner, then that invalid or illegal portion shall be deemed not a part of the Agreement and the remaining provisions shall remain in full force and effect.

     10. This Agreement shall be construed according to its terms and not strictly for or against either party.

     11. This Agreement shall be governed by the laws of the State of New York without regard to its conflicts of laws provisions.

     12. All remedies provided herein are cumulative and in addition to all other remedies which may be available at law or in equity.

     13. This Agreement shall be binding on both parties successors, heirs and assigns.



Employee:                                   Applied Graphics Technologies, Inc.:



/s/ Derek Ashley                            /s/ Marty Krall
-------------------------                   -----------------------------------
Derek Ashley                                By:
                                                -------------------------------
                                            Title:
                                                -------------------------------



 24/5/99                                        5/24/99
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Date                                            Date